Exhibit 99.1

STEAKHOUSE PARTNERS REPORTS ACQUISITION OF SEVEN STEAKHOUSES

San Diego, October 16, 2006, Steakhouse Partners, Inc. (Pink Sheets: STKP) announced that its wholly owned subsidiary, Paragon Steakhouse Restaurants, Inc., has entered into an agreement to acquire seven steakhouse restaurants in New England. The transaction is anticipated to close by year-end. These restaurants generated over $18.0 million in gross revenue for calendar year 2005 and through eight months of this year their gross revenue exceeds $11.0 million. There are a number of financial contingencies that still have to be addressed so there is no guarantee that the transaction will close.

Chairman and CEO A. Stone Douglass said, “We are very excited about this acquisition. The synergies between these units and our existing core restaurants are remarkable. From the standpoint of Steakhouse Partners, the acquisition of these steakhouse restaurants should be immediately accretive to earnings.”

About Steakhouse Partners, Inc.

Steakhouse Partners, Inc. operates 25 full-service steakhouse restaurants located in eight states. The Company’s restaurants specialize in complete steak and prime rib meals, and offer fresh fish and other lunch and dinner dishes. The Company operates principally under the brand names of Hungry Hunter, Hunter Steakhouse, Mountain Jack’s, and Carvers.

This news release contains forward-looking statements, which involve risk and uncertainties, including risks that the acquisition of the restaurants may not close, that the Company may not be successful in integrating the operations of the purchased restaurants, that the acquisition may not be accretive to Steakhouse and other phrases involving words such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “might,” “will” or similar phrases. Actual results may differ from those forward-looking statements and those differences may be material. Factors that could cause or contribute to such differences include: the successful completion of diligence with respect to the restaurants to be acquired, as well as the continued financial performance of the restaurants to be acquired, and other risks detailed from time to time in the reports that the Company files with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update any such forward-looking statements.

/ Contact: (858) 689- 2333 or e-mail info@paragonsteak.com

Steakhouse Partners Inc. / STKP.PK